CALCULATION OF REGISTRATION FEE

Title of Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Knock-Out Buffer Notes Linked to the iShares® MSCI Brazil Index Fund due October 22, 2010	$2,610,000	$145.64
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-158385
April 20, 2009
PRICING SUPPLEMENT
(To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
and Product Supplement dated April 9, 2009)

Structured Investments	HSBC USA Inc. $2,610,000 Knock-Out Buffer Notes Linked to the iShares® MSCI Brazil Index Fund due October 22, 2010

General

•
Terms used in this pricing supplement are described or defined in the product supplement, prospectus supplement and prospectus. The notes offered will have the terms described in the product supplement, prospectus supplement and prospectus. The notes are not principal protected, and you may lose up to 100.00% of your initial investment.

•	This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.
•	All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Knock-Out Buffer Notes.
•	This pricing supplement relates to a single note offering. The purchaser of a note will acquire a security linked to the single reference asset described below.
•
Although the offering relates to a reference asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference asset or any component security included in the underlying index of the reference asset or as to the suitability of an investment in the related notes.

•	Senior unsecured obligations of HSBC USA Inc. maturing October 22, 2010.
•	Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the notes set forth below are inconsistent with those described in the accompanying product supplement, the terms set forth below will supersede.

Key Terms

Reference Asset:	The iShares® MSCI Brazil Index Fund (“EWZ”) (the “reference asset”)
Knock-Out Event:
A knock-out event occurs if, at any time during the observation period, the reference price (as defined below) has decreased, as compared to the initial price, by more than the knock-out buffer amount.

Knock-Out Buffer Amount:	30.00%
Contingent Minimum Return:	25.00%
Principal Amount:	$1,000 per note.
Trade Date:	April 17, 2009
Pricing Date:	April 17, 2009
Original Issue Date:	April 22, 2009
Final Valuation Date:	October 19, 2010, subject to adjustment as described herein and in the accompanying product supplement.
Observation Period:	The period beginning on and excluding the pricing date and ending on and including the final valuation date.
Maturity Date:
3 business days after the final valuation date and is expected to be October 22, 2010.  The maturity date is subject to further adjustment as described under “Market Disruption Events” herein and under “Specific Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Payment at Maturity:
If a knock-out event has occurred, you will receive a cash payment on the maturity date that will reflect the performance of the reference asset. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Reference Return)

If a knock-out event has occurred and the final price is less than the initial price, you will lose some or all of your investment. This means that if the reference return is -100.00%, you will lose your entire investment.

If a knock-out event has not occurred, you will receive a cash payment on the maturity date that will reflect the performance of the reference asset, subject to the contingent minimum return. If a knock-out event has not occurred, your payment at maturity per $1,000 principal amount note will equal $1,000 plus the product of (a) $1,000 multiplied by (b) the greater of (i) the reference return and (ii) the contingent minimum return.  For additional clarification, please see “What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?” herein.

Reference Return:	The quotient, expressed as a percentage, of (i) the final price minus the initial price divided by (ii) the initial price, expressed as a formula:
Final Price – Initial Price
Initial Price
Initial Price:	43.82, which represents the official closing price (as defined below) of the reference asset as determined by the calculation agent on the pricing date.
Final Price:	The official closing price (as defined below) of the reference asset on the final valuation date, as determined by the calculation agent.
Reference Price:
With respect to one share of the reference asset at any time during the regular trading session on any scheduled trading day during the observation period (including at the close of such trading day, without regard to pre-open or after hours trading outside of such regular trading session), the most recently reported sale price, regular way, at such time on the relevant exchange (as defined herein), as determined by the calculation agent.

Official Closing Price:
The official closing price on any scheduled trading day during the observation period will be the official price of one share of the reference asset on the relevant exchange as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange.

CUSIP/ISIN:	4042K0WR2 / US4042K0WR21
Form of Notes:	Book-Entry
Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 5 of this document and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.

The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.  We may use this pricing supplement in the initial sale of notes.  In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

We have appointed J.P. Morgan Securities Inc. as placement agent for the sale of the notes.  J.P. Morgan Securities Inc. will offer the notes to investors directly or through other registered broker-dealers.

	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	1.25%	98.75%
Total	$2,610,000.00	$32,625.00	$2,577,375.00
(1) Certain fiduciary accounts will pay a purchase price of $[●] per note, and the placement agents with respect to sales made to such accounts will forgo any fees.

JPMorgan
Placement Agent
April 20, 2009

Additional Terms Specific to the Notes

This pricing supplement relates to a single note offering linked to the reference asset identified on the cover page. The purchaser of a note will acquire a security linked to the reference asset.  We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates only to a single reference asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference asset or any securities comprising the underlying index of the reference asset or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the product supplement dated April 9, 2009.  You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 5 of this pricing supplement and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Knock-Out Buffer Notes.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.  As used herein, references to “HSBC”, “we”, “us” and “our” are to HSBC USA Inc. (rated A1 by Moody’s Investors Services Limited and AA- by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.)*

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement and a product supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus, prospectus supplement and product supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•	the product supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000104746909003736/0001047469-09-003736-index.htm

We are using this pricing supplement to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.

* A credit rating reflects the creditworthiness of HSBC USA Inc. and is not indicative of the market risk associated with the notes or the reference asset, nor is it a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.  The notes themselves have not been independently rated.  Each rating should be evaluated independently of any other rating. However, because the return on the notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the official closing price of the reference asset, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the notes.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume an initial price of 43.82, a knock-out buffer amount of 30.00% and a contingent minimum return on the notes of 25.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Price	Reference Return	Total Return
		Knock Out Event Has Not Occurred(1)	Knock Out Event Has Occurred(2)
78.88	80.00%	80.00%	80.00%
72.30	65.00%	65.00%	65.00%
65.73	50.00%	50.00%	50.00%
61.35	40.00%	40.00%	40.00%
56.97	30.00%	30.00%	30.00%
52.58	20.00%	25.00%	20.00%
50.39	15.00%	25.00%	15.00%
48.20	10.00%	25.00%	10.00%
46.45	6.00%	25.00%	6.00%
46.01	5.00%	25.00%	5.00%
44.92	2.50%	25.00%	2.50%
43.82	0.00%	25.00%	0.00%
41.63	-5.00%	25.00%	-5.00%
39.44	-10.00%	25.00%	-10.00%
37.25	-15.00%	25.00%	-15.00%
35.06	-20.00%	25.00%	-20.00%
30.67	-30.00%	25.00%	-30.00%
26.29	-40.00%	N/A	-40.00%
21.91	-50.00%	N/A	-50.00%
17.53	-60.00%	N/A	-60.00%
13.15	-70.00%	N/A	-70.00%
8.76	-80.00%	N/A	-80.00%
4.38	-90.00%	N/A	-90.00%
0.00	-100.00%	N/A	-100.00%

(1)	The reference price has not declined, as compared to the initial price, by more than 30.00% at any time during the observation period.

(2)	The reference price has declined, as compared to the initial price, by more than 30.00% at any time during the observation period.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A knock-out event has not occurred, and the price of the reference asset increases from the initial price of 43.82 to a final price of 48.20. Because a knock-out event has not occurred and the reference return of 10.00% is less than the contingent minimum return of 25.00%, the investor benefits from the contingent minimum return and receives a payment at maturity of $1,250.00 per $1,000 principal amount note.

Example 2: A knock-out event has not occurred, and the price of the reference asset decreases from the initial price of 43.82 to a final price of 37.25. Because a knock-out event has not occurred and the reference return of -15.00% is less than the contingent minimum return of 25.00%, the investor benefits from the contingent minimum return and receives a payment at maturity of $1,250.00 per $1,000 principal amount note.

Example 3: A knock-out event has not occurred, and the price of the reference asset increases from the initial price of 43.82 to a final price of 61.35. Because a knock-out event has not occurred the reference return of 40.00% is greater than the contingent minimum return of 25.00%, the investor receives a payment at maturity of $1,400.00 per $1000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 40.00%) = $1,400.00

Example 4: A knock-out event has occurred, and the price of the reference asset decreases from the initial price of 43.82 to a final price of 39.44. Because a knock-out event has occurred, and the reference return is -10.00%, the investor is exposed to the performance of the reference asset and receives a payment at maturity of $900.00 per $1,000.00 principal amount note, calculated as follows:

$1,000 + ($1,000 x -10.00%) = $900.00

Example 5: A knock-out event has occurred, and the price of the reference asset increases from the initial price of 43.82 to a final price of 50.39. Because a knock-out event has occurred and the reference return is 15.00%, the investor receives a payment at maturity of $1,150.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 15.00%) = $1,150.00
Selected Purchase Considerations

•
APPRECIATION POTENTIAL — The notes provide the opportunity to participate in the appreciation of the reference asset at maturity. If a knock-out event has not occurred, in addition to the principal amount, you will receive at maturity at least the contingent minimum return of 25.00% on the notes, or a minimum payment at maturity of  $1,250.00 for every $1,000 principal amount note. Even if a knock-out event has occurred, if the final price is greater than the initial price, in addition to the principal amount, you will receive at maturity a return on the notes equal to the reference return. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
LIMITED PROTECTION AGAINST LOSS — If a knock-out event has occurred, you will lose 1.00% of the principal amount for every 1% decline of the price of the reference asset during the observation period.  If a knock-out event has occurred and the reference return is -100.00%, you will lose your entire investment.

•
EXPOSURE TO PERFORMANCE OF THE iSHARES® MSCI BRAZIL INDEX FUND — The reference asset is an exchange-traded fund of iShares, Inc., which is a registered investment company that consists of numerous separate investment portfolios. The reference asset seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets as measured by the MSCI Brazil Index (the “underlying index”). The underlying index is a free-float adjusted average of the U.S. dollar values of all of the equity securities constituting the underlying index.

•
TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain, as to both the timing and character of any inclusion in income in respect of the notes.  Under one approach, the notes should be treated as pre-paid forward or other executory contracts with respect to the reference asset.  We intend to treat the notes consistent with this approach.  Pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes and, in the opinion of Cadwalader, Wickersham & Taft, our special counsel, it is reasonable to treat the notes in accordance with this approach.  Pursuant to this approach, we do not intend to report any income or gain with respect to the notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that the U.S. holder has held the note for more than one year at such time for U.S. federal income tax purposes.  For a further discussion of U.S. federal income tax consequences related to the notes, see the section “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the reference asset or any of the component securities of the reference asset. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
SUITABILITY OF NOTES FOR INVESTMEN — A person should reach a decision to invest in the notes after carefully considering, with his or her advisors, the suitability of the notes in light of his or her investment objectives and the information set out in this pricing supplement.  Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the notes for investment.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the reference asset and will depend on whether a knock-out event has occurred and whether, and the extent to which, the reference return is positive or negative. If the reference price has declined, as compared to the initial price, by more than the knock-out buffer amount of 30.00% at any time during the observation period, a knock-out event has occurred, and the protection provided by the knock-out buffer amount will terminate. IF A KNOCK-OUT EVENT OCCURS, YOU MAY LOSE UP TO 100.00% OF YOUR INVESTMENT.

•
CREDIT RISK OF HSBC USA INC. — The notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes.

•
YOUR PROTECTION MAY TERMINATE AT ANY TIME DURING THE TERM OF THE NOTES — If the reference price at any time during the observation period declines from the initial price by more than the knock-out buffer amount of 30.00%, you will at maturity be fully exposed to any decline in the price of the reference asset. We refer to this feature as a contingent buffer. Under these circumstances, if the final price is less than the initial price, you will lose 1% of the principal amount of your investment for every 1% decrease in the final price as compared to the initial price. You will be subject to this potential loss of principal even if the price of reference asset subsequently increases such that the reference price is less than the initial price by not more than the knock-out buffer amount of 30.00%, or is equal to or greater than the initial price. As a result, you may lose some or all of your investment.  Your return on the notes may not reflect the return you would receive on a conventional fixed or floating rate debt instrument with a comparable term to maturity issued by HSBC or any other issuer with a similar credit rating.

•
YOUR ABILITY TO RECEIVE THE CONTINGENT MINIMUM RETURN MAY TERMINATE AT ANY TIME DURING THE TERM OF THE NOTES — If the reference price at any time during the observation period declines from the initial price by more than the knock-out buffer amount of 30.00%, you will not be entitled to receive the protection provided by the contingent minimum return on the notes. Under these circumstances, you may lose some or all of your investment at maturity and will be fully exposed to any decline in the price of the reference asset.

•
WHETHER A KNOCK-OUT EVENT OCCURS IS BASED ON INTRA-DAY PRICES OF THE REFERENCE ASSET, NOT ONLY CLOSING PRICES OF THE REFERENCE ASSET – The reference price, which is used to determine whether a knock-out event has occurred, is based on intra-day prices of the reference asset, not only closing prices of the reference asset.  Therefore, because the intra-day low prices may be less than or equal to the closing prices, it is more likely that a knock-out event will occur than if the reference price were based solely on closing prices of the reference asset.

•
THE VALUE OF SHARES OF THE REFERENCE ASSET MAY NOT COMPLETELY TRACK THE VALUE OF THE UNDERLYING INDEX — Although the trading characteristics and valuations of shares of the reference asset will usually mirror the characteristics and valuations of the underlying index, the value of the shares of the reference asset may not completely track the value of the underlying index.  The reference asset may reflect transaction costs and fees that are not included in the calculation of the underlying index.  Additionally, because the reference asset may not actually hold all of the stocks that comprise the underlying index but invests in a representative sample of securities which have a similar investment profile as the stocks that comprise the underlying index, the reference asset may not fully replicate the performance of the underlying index.

•
AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH FOREIGN SECURITIES MARKETS — The stocks included in the MSCI Brazil Index, which is the underlying index for the reference asset, and that is generally tracked by the reference asset have been issued by companies in Brazil.  Although the trading price of shares of the reference asset are not directly tied to the value of its underlying index or the trading price of the stocks that comprise its underlying index, the trading price of shares of the reference asset is expected to correspond generally to the value of publicly traded equity securities in the aggregate in Brazil, as measured by the applicable underlying index.  This means that the trading price of shares of the reference asset is expected to be affected by factors affecting securities markets in Brazil.

Investments in securities linked to the value of foreign securities markets involve certain risk.  Foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.  Also, there generally may be less publicly available information about companies in foreign securities markets than about U.S. companies, and companies in foreign securities markets are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies. Although many of the component stocks in the applicable underlying index are listed or traded on foreign securities markets which constitute “designated offshore securities markets” under Regulation S, certain of the component stocks in the underlying index are primarily traded on foreign securities markets which have not been approved by U.S. securities regulatory agencies or U.S. exchanges.  In addition, regardless of their status as designated offshore securities markets, certain component stocks in the underlying index may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.  In addition, Brazilian issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets.

Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries.  These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.  Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•
AN INVESTMENT IN THE NOTES  IS SUBJECT TO CURRENCY EXCHANGE RISK —  Because the underlying index is denominated in U.S. dollars, the prices of the component stocks included in the underlying index will be converted into U.S. dollars for the purposes of calculating the value of the such index and, thus, noteholders will be exposed to currency exchange rate risk with respect to the Brazilian real. A noteholder’s net exposure will depend on the extent to which the Brazilian real strengthens or weakens against the U.S. dollar.  If the U.S. dollar strengthens against the Brazilian real, the value of the reference asset may be adversely affected, and the principal payment at maturity of the notes may be reduced.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the underlying index of the reference asset would have.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the notes.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the price of the reference asset and the value of the notes.

•
THE NOTES ARE NOT INSURED BY ANY GOVERNMENTAL AGENCY OF THE UNITED STATES OR ANY OTHER JURISDICTION — The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the notes is subject to the credit risk of the Issuer, and in the event that the Issuer is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the notes. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the reference asset on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the reference asset;

•	the time to maturity of the notes;

•	whether a knock-out event has occurred;

•	the dividend rate on the equity securities comprising the underlying index of the reference asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in the reference asset or any of the securities comprising the underlying index.  All disclosures contained in this pricing supplement regarding the reference asset and the underlying index, including their make-up, performance, method of calculation and changes in their components, are derived from publicly available information.   Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the reference asset, the underlying index or stocks comprising the underlying index contained in this pricing supplement.  You should make your own investigation into the reference asset, the underlying index as well as stocks included in the underlying index.   The underlying index sponsor has no obligation to continue to publish, and may discontinue publication of, the underlying index.   The underlying index sponsor may discontinue or suspend the publication of the underlying index at any time.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The iShares® MSCI Brazil Index Fund

We have derived all information contained in this pricing supplement regarding the reference asset, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by iShares. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources. The reference asset is an investment portfolio maintained and managed by iShares and advised by BGFA. iShares is a registered investment company that consists of numerous separate investment portfolios, including the reference asset. The shares of the reference asset are listed and trade at market prices on a national securities exchange such as Amex, the Chicago Board Options Exchange, NASDAQ, NYSE or NYSE Arca under the exchange trading symbol “EWZ”

Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of such information. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information. As a prospective purchaser of the securities, you should undertake an independent investigation of the reference asset as in your judgment is appropriate to make an informed decision with respect to an investment in the reference asset shares.

The MSCI Brazil Index (the “underlying index”) is calculated by or on behalf of Morgan Stanley Capital International Inc. (“MSCI”). MSCI does not issue, sponsor, endorse, sell or promote the EWZ Fund. MSCI makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. MSCI has no obligation or liability in connection with the operation, marketing or sale of the securities.

There reference asset, which was launched on July 10, 2000, seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the Brazilian market, as measured by the underlying index, its underlying index. The underlying index was developed by MSCI as an equity benchmark for Brazilian stock performance, and is designed to measure equity market performance in Brazil. The reference asset pursues a “representative sampling” strategy in attempting to track the performance of the underlying index, and generally does not hold all of the equity securities included in the underlying index. The reference asset invests in a representative sample of securities in the underlying index, which have a similar investment profile as the underlying index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the underlying index. The reference asset will generally invest at least 90% of its assets in the securities of the underlying index and ADRs based on securities of the underlying index, and at least 90% of its assets in the securities of the underlying index or in securities included in the Brazilian market, but not in the underlying index, or in ADRs, GDRs or EDRs based on the securities in the underlying index. The reference asset may invest its other assets in futures contracts, other types of options and swaps related to the underlying index, as well as cash and cash equivalents, including share of money market funds affiliated with BGFA.

The MSCI Brazil Index

All information in this pricing supplement regarding the underlying index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, MSCI or any of its affiliates (the “underlying index sponsor”). The underlying index sponsor owns the copyright and all other rights to the underlying index. The underlying index has no obligation to continue to publish, and may discontinue publication of, the underlying index. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the underlying index is not an indication of future performance. Future performance of the underlying index may differ significantly from historical performance, either positively or negatively.

The underlying index is published by MSCI and is intended to measure the performance of equity markets in Brazil. The Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. Component companies must meet objective criteria for inclusion in the underlying index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. The underlying index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The underlying index is published by Bloomberg under the index symbol “MXBR”.

The underlying index is part of the MSCI Equity Indices series. MSCI aims to include in its indices 85% of the free float-adjusted market capitalization in each industry sector, within each country included in an index.

Selection Criteria

The security selection process within each industry group is based on analysis of the following: i) Each company’s business activities and the diversification that its securities would bring to the index. ii) All other things being equal, the underlying index sponsor targets for inclusion the most sizable securities in an industry group. Securities that do not meet the minimum size guidelines are not considered for inclusion. iii) The underlying index sponsor targets for inclusion the most liquid securities in an industry group. The underlying index sponsor does not define absolute minimum or maximum liquidity levels for stock inclusion or exclusion from the underlying index but considers each stock’s relative standing within Brazil and between cycles. Only securities of companies with an estimated overall or security free float greater than 15% are generally considered for inclusion in the underlying index.

Index Calculation

The underlying index is computed generally by multiplying the previous day’s index level by the free float adjusted market capitalization level of each share in the underlying index on the prior day divided by the free float market capitalization level of each share in the underlying index on the current day. The numerator is adjusted market capitalization, but the denominator is unadjusted, meaning that the price adjustment factor is applied to the numerator, but not the denominator.

Maintenance

There are three broad categories of underlying index maintenance: an annual full country index review that reassesses the various dimensions of the equity universe in Brazil; quarterly index reviews, aimed at promptly reflecting other significant market events; and ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index rapidly as they occur.

Historical Performance of Reference Asset

The following graph sets forth the historical performance of the reference asset based on the weekly historical closing prices from January 3, 2004 through April 17, 2009.  The closing price for the reference asset on April 17, 2009 was 43.82. We obtained the closing prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical prices of the reference asset should not be taken as an indication of future performance, and no assurance can be given as to the closing price on the final valuation date. We cannot give you assurance that the performance of the reference asset will result in the return of any of your initial investment.

Certain ERISA Considerations

We urge you to read “Certain ERISA Considerations” in the prospectus supplement.

An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including individual retirement accounts, individual retirement annuities or Keogh plans, a governmental  or other plan subject to any laws, rules or regulations substantially similar to Section 406 of ERISA or Section 4975 of the Code or any entity the assets of which are deemed to be “plan assets” for purposes of ERISA, Section 4975 of the Code or otherwise, will be permitted to purchase, hold and dispose of the notes, subject to certain conditions.  Such investors should carefully review the discussion under “Certain ERISA Considerations” in the prospectus supplement.

Supplemental Plan of Distribution

J.P. Morgan Securities Inc. will act as placement agent for the notes and will receive a fee from the Issuer that would not exceed $987.50 per $1,000 face amount of notes.  See “Supplemental Plan of Distribution” on page S-51 in the prospectus supplement.